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                                                                     Exhibit 2.1

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                      AGREEMENT AND PLAN OF REORGANIZATION


                                      among


                               ZORAN CORPORATION,
                             a Delaware corporation
                                    ("Zoran")


                            GRAPE ACQUISITION CORP.,
                    a California corporation and wholly-owned
                              subsidiary of Zoran,


                                       and


                                 PIXELCAM, INC.,
                            a California corporation



                               Dated June 28, 2000


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                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 28, 2000, by and among Zoran Corporation, a Delaware corporation ("Zoran"), Grape Acquisition Corp., a California corporation and wholly-owned subsidiary of Zoran ("Sub"), and PixelCam, Inc., a California corporation ("PixelCam").

                                    RECITALS

         WHEREAS, the Boards of Directors of Zoran, Sub and PixelCam deem it advisable and in the best interests of each corporation and its respective shareholders that Zoran and PixelCam combine in order to advance the long-term business interests of Zoran and PixelCam;

         WHEREAS, the combination of Zoran and PixelCam shall be effected by the terms of this Agreement through a transaction (the "Merger") in which Sub will merge with and into PixelCam, PixelCam will become a wholly-owned subsidiary of Zoran and the shareholders of PixelCam will become shareholders of Zoran; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, an Agreement of Merger (the "Agreement of Merger") in such form as is required by the relevant provisions of the California General Corporation Law (the "GCL") shall be duly prepared, executed and acknowledged by Sub and by PixelCam as the Surviving Corporation (as defined in Section 1.3(a)) and delivered to the California Secretary of State for filing, along with certificates of officers (the "Officers' Certificates") of the Constituent Corporations (as defined in Section 1.3(a)) as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Agreement of Merger and the Officers' Certificates with the California Secretary of State (the "Effective Time").

         SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 1:00 p.m., Pacific Time, on a date to be specified by Zoran and PixelCam (the "Closing Date"), which shall be no later than the second business day after satisfaction of the latest to occur of the


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conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein), provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing, at the offices of Gray Cary Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, CA 94301 unless another date or place is agreed to in writing by Zoran and PixelCam.

         SECTION 1.3 EFFECTS OF THE MERGER.

                  (a) At the Effective Time (i) the separate existence of Sub shall cease, and Sub shall be merged with and into PixelCam (the "Surviving Corporation"), (ii) the Articles of Incorporation of PixelCam shall be amended so that Article V of such Articles of Incorporation shall read as follows: "The total number of shares of all classes which this corporation shall have authority to issue shall be 1,000, all of which shall consist of Common Stock" and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of PixelCam as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. (Sub and PixelCam are sometimes referred to herein as the "Constituent Corporations.")

                  (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

         SECTION 1.4 DIRECTORS AND OFFICERS. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each of whom will hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.


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                                   ARTICLE II

                            CONVERSION OF SECURITIES

         SECTION 2.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (a) "2000 CONTINGENCY SHARES" means a number of shares of Zoran Common Stock equal to $6,300,000 divided by the Average Closing Price.

                  (b) "2000 PER-SHARE AMOUNT" means a number of shares of Zoran Common Stock equal to the 2000 Contingency Shares divided by the Fully-Diluted PixelCam Shares.

                  (c) "2001 CONTINGENCY AMOUNT" means a sum determined in accordance with Section 2.4.

                  (d) "2001 CONTINGENCY SHARES" means a number of shares of Zoran Common Stock equal to the 2001 Contingency Amount divided by the Average Closing Price.

                  (e) "2001 PER-SHARE AMOUNT" means a number of shares of Zoran Common Stock equal to the 2001 Contingency Shares divided by the Fully-Diluted PixelCam Shares.

                  (f) "AVERAGE CLOSING PRICE" means the average closing sale price of the Zoran Common Stock on the Nasdaq National Market (the "NNM") on the 10 trading days ending on the trading day preceding the date when the Effective Time occurs, PROVIDED that if such average closing sale price is less than $49.00, then the Average Closing Price shall be $49.00, and if such average closing sale price is greater than $56.00, then the Average Closing Price shall be $56.00.

                  (g) "CMOS SENSOR" means PixelCam's silicon imager, electro-mechanical modules and associated software and circuit boards.

                  (h) "CMOS SENSOR PRODUCTS" means CMOS Sensors or modules consisting of a CMOS Sensor and lens assembly.

                  (i) "COST OF GOODS SOLD" means fabrication costs, assembly and test costs, and the cost of materials and overhead from operations allocated to CMOS Sensor Products, determined in accordance with GAAP on a basis that is consistent with the determination of the cost of product sales as reported in Zoran's audited consolidated financial statements.

                  (j) "ESCROW SHARES" has the meaning set forth in Section 2.9 hereof.

                  (k) "FIRM MERGER SHARES" means a number of whole shares of Zoran Common Stock equal to (i) $21,000,000 less the amount by which PixelCam Transaction Expenses exceed $150,000, divided by (ii) the Average Closing Price.

                  (l) "FULLY-DILUTED PIXELCAM SHARES" means the aggregate of the number of shares of PixelCam Common Stock (i) outstanding as of the Effective Time, (ii) issuable, directly or indirectly, upon conversion of convertible debt or equity securities that are


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outstanding as of the Effective Time or (ii) issuable upon exercise of all options or warrants that are outstanding as of the Effective Time.

                  (m) "GAAP" means generally accepted accounting principles.

                  (n) "GROSS MARGIN" means Gross Profit as a percentage of Net Selling Price, subject to Section 2.5.

                  (o) "GROSS PROFIT" means Net Selling Price less Cost of Goods Sold, determined in accordance with GAAP, subject to Section 2.5.

                  (p) "INITIAL PER-SHARE AMOUNT" means a number of shares of Zoran Common Stock equal to the Firm Merger Shares divided by the Fully-Diluted PixelCam Shares.

                  (q) "NET SELLING PRICE" means product sales revenues determined in accordance with GAAP on a basis that is consistent with Zoran's revenue recognition policies as set forth in its audited consolidated financial statements.

                  (r) "PIXELCAM COMMON STOCK" means the Common Stock of
PixelCam.

                  (s) "PIXELCAM OPERATING PLAN" means the operating plan attached hereto as EXHIBIT A.

                  (t) "PIXELCAM TRANSACTION EXPENSES" means all legal fees paid or owed by PixelCam to Thelen Reid & Priest LLP since January 1, 2000 and any other legal, accounting and financial advisory fees and expenses and other out-of-pocket expenses incurred by PixelCam relating to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby, as set forth on a schedule which PixelCam shall submit to Zoran not later than two (2) business days prior to the Closing.

                  (u) "PRINCIPAL SHAREHOLDERS" means Kevin Brehmer, Kim Hailey and Shawn Hailey.

                  (v) "ZORAN COMMON STOCK" means the Common Stock, $.001 par value, of Zoran.

         SECTION 2.2 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of PixelCam or capital stock of Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

                  (b) CONVERSION OF PIXELCAM COMMON STOCK. Subject to Section 2.8, each issued and outstanding share of PixelCam Common Stock, other than Dissenting Shares (as defined in Section 2.10), shall be converted into the right to receive: (A) the Initial Per-Share Amount, issuable at the Closing or thereafter upon surrender of the certificate representing such share of PixelCam Common Stock pursuant to Section 2.8, (B) the 2000 Per-Share Amount, issuable on January 31, 2001, if issuable as provided with Section 2.3, and
(C) the 2001 Per-Share Amount, if any, determined pursuant to Section 2.4, issuable on January 31, 2002.

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         All such shares of PixelCam Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of Zoran Common Stock as set forth above and any cash in lieu of fractional shares of Zoran Common Stock to be issued or paid in consideration therefor, or cash as set forth in this paragraph (ii), upon the surrender of such certificate in accordance with this Article II.

                  (c) PIXELCAM STOCK OPTIONS. At the Effective Time, all then outstanding options to purchase PixelCam Common Stock (the "PixelCam Options") issued under PixelCam's 1998 Equity Incentive Plan (the "PixelCam Option Plan") not exercised as of the Effective Time will be assumed by Zoran in accordance with Section 6.11.

         SECTION 2.3 2000 CONTINGENCY SHARES. The 2000 Contingency Shares shall be issuable subject to the achievement of the following milestones on or prior to December 31, 2000:

                  (a) the hiring of an additional CMOS sensor expert satisfactory to Zoran;

                  (b) the completion of CMOS sensor documentation at a level that will enable a third party to effectively modify PixelCam's CMOS Sensor Products; and

                  (c) Zoran's Gross Profit from the sale of CMOS Sensor Products between the Effective Time and December 31, 2000 ("2000 Gross Profit") of not less than $1,600,000 at a Gross Margin of not less than 33%, calculated on an aggregate basis.

         SECTION 2.4 2001 CONTINGENCY AMOUNT.

                  (a) Except as provided for in Section 3.5 of the PixelCam Operating Plan, and subject to Section 2.4(b), the 2001 Contingency Amount shall be determined as follows:


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                           (i) If (x) Zoran's Gross Profit from the sale of CMOS
Sensor Products during 2001 ("2001 Gross Profit") is not greater than $6,750,000 or (y) the Gross Margin on such sales (the "2001 Gross Margin") is less than 38%, then the 2001 Contingency Amount shall be $0.

                           (ii) If (x) 2001 Gross Profit is greater than or
equal to $13,500,000 and (y) the 2001 Gross Margin is greater than or equal to 38%, then the 2001 Contingency Amount shall be $14,700,000.

                           (iii) If (x) 2001 Gross Profit is greater than
$6,750,000 but less than $13,500,000 and (y) the 2001 Gross Margin is greater than or equal to 38%, then the 2001 Contingency Amount shall be equal to $14,700,000 multiplied by a fraction, the numerator of which is the amount by which 2001 Gross Profit exceeds $6,750,000, and the denominator of which is $6,750,000.

                  (b) If the 2000 Contingency Shares do not become issuable but would have been issuable had 2000 Gross Profit equaled or exceeded $1,600,000, then the difference between $1,600,000 and 2000 Gross Profit (the "2000 Rollover") shall be added to the Gross Profit targets used in calculating the 2001 Contingency Amount, and the 2001 Contingency Amount shall be determined as follows:

                           (i) If (x) 2001 Gross Profit is not greater than the
sum of $6,750,000 and the 2000 Rollover (the "Adjusted Minimum Performance") or
(y) the 2001 Gross Margin is less than 38%, then the 2001 Contingency Amount shall be $0.

                           (ii) If (x) 2001 Gross Profit is greater than or
equal to the sum of $13,500,000 and the 2000 Rollover (the "Adjusted Maximum Performance") and (y) the 2001 Gross Margin is greater than or equal to 38%, then the 2001 Contingency Amount shall be $18,900,000.

                           (iii) If (x) 2001 Gross Profit is greater than the
Adjusted Minimum Performance but less than the Adjusted Maximum Performance and the 2000 Rollover and (y) 2001 Gross Margin is greater than or equal to 38%, then the 2001 Contingency Amount shall be equal to $18,900,000 multiplied by a fraction, the numerator of which is the amount by which 2001 Gross Profit exceeds the Adjusted Minimum Performance, and the denominator of which is $6,750,000.

         SECTION 2.5 SPECIAL PROVISIONS REGARDING 2000 CONTINGENCY SHARES AND 2001 CONTINGENCY SHARES.

                  (a) For purposes of calculating 2001 Gross Profit and 2001 Gross Margin, the Principal Shareholders shall have the right to exclude certain sales from the calculation of 2001 Gross Profit for purposes of achieving a 2001 Gross Margin of 38%.

                  (b) The calculation of 2001 Gross Profit and 2001 Gross Margin shall include customer orders whose shipment is scheduled for a date after December 31, 2001, but which are actually shipped on or prior to that date, provided that (i) Zoran receives written approval from the customer for early shipment of such order, and (ii) the aggregate amount of orders that are


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included pursuant to this Section 2.5(b) shall not exceed 25% of the revenue from the sale of CMOS Sensor Products for the fourth quarter of 2001 as set forth in Zoran's operating plan.

                  (c) The calculation of 2001 Gross Profit and 2001 Gross Margin shall include 50% of the Net Selling Price for orders scheduled for shipment prior to year end but not shipped until after year end due to a failure on the part of a wafer fabrication facility, the color filter application process or package and assembly (each, a "Third Party Provider") to timely deliver wafers for reasons that are the financial responsibility of a Third Party Provider, including yield problems, unexpected delays due to limited capacity, shortages of raw materials, labor strikes, war, acts of God and similar occurrences.

         SECTION 2.6 PROCEDURES FOR DETERMINING ACHIEVEMENT OF MILESTONES.

                  (a) The achievement of each of the milestones set forth in Sections 2.3(a) and (b) (collectively, the "Operating Milestones") shall be determined on the basis of the criteria set forth in the PixelCam Operating Plan.

                  (b) 2000 Gross Profit, 2001 Gross Profit and the Gross Margins associated with 2000 Gross Profit or 2001 Gross Profit (collectively, "PixelCam Performance") shall be calculated by Zoran and shall be set forth in a statement certified by Zoran's Chief Financial Officer and its independent accountants (each a "Performance Certification"). Each Performance Certification will be delivered to the Principal Shareholders as soon as practicable after the end of the period for which performance is reported and in no event more than 30 days thereafter.

                  (c) Upon the written request of the Principal Shareholders made not more frequently than once during any 12-month period, Zoran shall allow the Principal Shareholders and their accountants access to Zoran's books and records relating to the calculation of Company Performance for the limited purpose of reviewing such calculation, provided that such Principal Shareholders and accountants have entered into confidentiality and non-disclosure agreements reasonably acceptable to Zoran. All expenses incurred by the Principal Shareholders in performing such review shall be borne by the Principal Shareholders, unless such review discloses (i) an error in the Gross Margin calculation would cause the 2000 Contingency Shares or the 2001 Contingency Shares to be withheld in their entirety or (ii) that the 2001 Gross Profit shown on Zoran's books and records was at least 5% below the actual 2001 Gross Profit for the period reviewed, in which case Zoran shall reimburse the Principal Shareholders for such expenses.

                  (d) The Principal Shareholders shall give Zoran written notice of any objection (which notice shall specify the factual basis of such objection and the amount at issue) to the calculation of PixelCam Performance set forth in any Performance Certification. A Performance Certification shall be deemed final and binding on all parties for all purposes of this Agreement if the Principal Shareholders do not object to such Performance Certification within 30 days after receipt.

                  (e) If the Principal Shareholders timely object to the calculation of PixelCam Performance set forth in any Performance Certification, Zoran shall promptly meet with the Principal Shareholders and attempt in good faith to reach a resolution of such disagreement. Any


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dispute with respect to PixelCam Performance that is not resolved by Zoran and the Principal Shareholders and their respective accountants within 30 days after delivery of notice of the dispute by the Principal Shareholders shall, upon written request by either Zoran or the Principal Shareholders delivered to the other party, be submitted for final resolution to an independent certified public accounting firm of national reputation that shall be selected jointly by Zoran's independent accountants and an independent certified public accounting firm designated by the Principal Shareholders. Each party shall, within 10 business days after submission of such dispute, deliver to such accounting firm the information such party wishes to have considered by such accounting firm in making its determination. Each party shall also provide such firm with access to such party's books and records as such firm shall reasonably request and that shall be relevant to the resolution of such dispute, provided that such firm has entered into a confidentiality and non-disclosure agreement reasonably acceptable to such party. Such accounting firm shall present its determination and resolution of any dispute within 30 business days after submission of such dispute to the firm. The determination and resolution by such accounting firm shall be binding and conclusive among the parties. The fees of such accounting firm shall be borne by the Principal Shareholders, unless such firm's conclusion discloses (i) an error in the Gross Margin calculation last proposed by Zoran during its meeting(s) with the Principal Shareholders held pursuant to the first sentence of this paragraph (e) that caused the 2000 Contingency Shares or the 2001 Contingency Shares to be withheld in their entirety or (ii) that the 2001 Gross Profit last proposed by Zoran during such meetings was at least 5% below the actual 2001 Gross Profit, in which case Zoran shall reimburse the Principal Shareholders for such expenses.

                  (f) The holders of PixelCam Common Stock (collectively, the "PixelCam Shareholders"), without any further action on the part of any PixelCam Shareholder, shall be deemed to have consented to the appointment of the Principal Shareholders as the representatives of the PixelCam Shareholders for all purposes relating to the calculation and payment of the Additional Merger Consideration and to the taking by the representatives of any and all actions and the making of any and all decisions required or permitted to be taken or made by them pursuant to this Section 2 including, without limitation, the exercise of the power to (i) negotiate and resolve any disputes relating to the calculation of PixelCam Performance or the achievement of Operating Milestones,
(ii) amend or modify the PixelCam Operating Plan, and (iii) prosecute or settle litigation or arbitration proceedings with respect to any such disputes. All actions taken by the Principal Shareholders under this Article II shall be taken by Principal Shareholders holding a majority in interest of the PixelCam Common Stock held by all Principal Shareholders on a fully-diluted basis immediately prior to the Effective Time. Each of the PixelCam Shareholders will be bound by all actions taken by the Principal Shareholders hereunder, and Zoran shall be entitled to rely on any action or decision of the Principal Shareholders so taken. At any time, PixelCam Shareholders representing a majority of the aggregate number of shares of PixelCam Common Stock outstanding immediately prior to the Effective Time (assuming conversion of all outstanding shares of PixelCam Preferred Stock) may, by written consent, appoint a new representative or representatives by sending a notice and copy of such written consent to Zoran. Such appointment will be effective upon the later of the date indicated in the written consent or the date on which such written consent is received by Zoran.


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         SECTION 2.7 OBLIGATIONS OF ZORAN WITH RESPECT TO ACHIEVEMENT OF
MILESTONES. The obligations of Zoran with respect to the achievement of the Operating Milestones and the PixelCam Performance targets shall be as set forth in the PixelCam Operating Plan.

         SECTION 2.8 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of PixelCam Common Stock for Zoran Common Stock pursuant to the Merger are as follows:

                  (a) EXCHANGE AGENT. At the Effective Time, Zoran shall deposit with an exchange agent designated by Zoran (the "Exchange Agent"), for the benefit of the holders of shares of PixelCam Common Stock, for exchange in accordance with this Section 2.8, through the Exchange Agent, certificates representing the Firm Merger Shares issuable to the holders of PixelCam Common Stock pursuant to Section 2.2 less the Escrow Shares (such shares of Zoran Common Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), in exchange for outstanding shares of PixelCam Common Stock.

                  (b) EXCHANGE PROCEDURES. At the Closing or as soon as reasonably practicable thereafter, Zoran shall provide to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of PixelCam Common Stock (each a "Certificate," and collectively, the "Certificates") whose shares were converted pursuant to
Section 2.2 into the right to receive shares of Zoran Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Zoran and PixelCam may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Zoran Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Zoran, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Firm Merger Shares which such holder has the right to receive pursuant to the provisions of Section 2.2(b) less such holder's pro rata portion of the Escrow Shares and (y) certificates representing those numbers of whole 2000 Contingency Shares and 2001 Contingency Shares which such holder has the right to receive pursuant to the provisions of Section 2.2(b), when and if the 2000 Contingency Shares and 2001 Contingency Shares become issuable, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of PixelCam Common Stock which is not registered in the transfer records of PixelCam, certificates representing the proper numbers of shares of Zoran Common Stock may be issued to a transferee if the Certificate representing such PixelCam Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Zoran Common Stock and cash in lieu of any fractional shares of Zoran Common Stock as contemplated by this
Section 2.8.

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Zoran Common Stock


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with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Zoran Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Zoran Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Zoran Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Zoran Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Zoran Common Stock.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN PIXELCAM COMMON STOCK. All shares of Zoran Common Stock issued upon the surrender for exchange of shares of PixelCam Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.8 and the Escrow Shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of PixelCam Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PixelCam Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8.

                  (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Zoran Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Zoran. Notwithstanding any other provision of this Agreement, each holder of shares of PixelCam Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Zoran Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Zoran Common Stock multiplied by the Average Closing Price.

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of PixelCam after one year after the Effective Time shall be delivered to Zoran, upon demand, and any shareholders of PixelCam who have not previously complied with this Section 2.8 shall thereafter look only to Zoran for payment of their claim for Zoran Common Stock, any cash in lieu of fractional shares of Zoran Common Stock, and any dividends or distributions with respect to Zoran Common Stock.

                  (g) NO LIABILITY. Neither Zoran nor PixelCam shall be liable to any holder of shares of PixelCam Common Stock or Zoran Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


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                  (h) LOST CERTIFICATES: In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Zoran shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Zoran Common Stock issuable in exchange therefor pursuant to the provisions of Article II of this Agreement, together with cash, if any, in lieu of fractional shares in accordance with Section 2.8(e) hereof. The Board of Directors of Zoran may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed
Certificate to provide to Zoran an indemnity agreement against any claim that may be made against Zoran with respect to the Certificate alleged to have been lost, stolen or destroyed.

         SECTION 2.9 ESCROW. At the Closing, Zoran will deduct from the number of Firm Merger Shares deliverable to the shareholders of PixelCam pursuant to
Section 2.2(b), on a pro rata basis, and will deposit into escrow (the "Escrow") certificates representing ten percent (10%) of the aggregate number of Firm Merger Shares (the "Escrow Shares"). The Escrow Shares shall be held by U.S. Bank Trust or such other party as Zoran and PixelCam shall mutually determine (the "Escrow Agent") in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of EXHIBIT B hereto (the "Escrow Agreement"). The Escrow Shares shall be held as collateral for the indemnification obligations of the persons who were shareholders of PixelCam immediately prior to the Effective Time under Article IX of this Agreement. To the extent any shareholder of PixelCam is issued Firm Merger Shares that are subject to continued vesting pursuant to an employment or consulting relationship with PixelCam, no unvested Firm Merger Shares shall be deposited into the Escrow unless all of such shareholder's vested Firm Merger Shares have been deposited into the Escrow. Thereafter, unvested Firm Merger Shares shall be allocated to the Escrow in the order in which they are scheduled to vest. Notwithstanding the foregoing, the Firm Merger Shares that are deposited in the Escrow on behalf of Kevin Brehmer shall include the same proportion of unvested shares, subject to the same vesting schedule as the Firm Merger Shares that are issued to him in the aggregate.

         SECTION 2.10 APPRAISAL RIGHTS. Any shares of PixelCam Common Stock held by shareholders of PixelCam who properly exercise and perfect the dissenters' appraisal rights set forth in Chapter 13 of the GCL ("Dissenting Shares") shall not be converted into the right to receive Zoran Common Stock pursuant to
Section 2.2 but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the GCL. PixelCam shall give Zoran prompt notice of any demand received by PixelCam for appraisal of PixelCam Common Stock, and Zoran shall have the right to control all negotiations and proceedings with respect to such demand. PixelCam agrees that, except with the prior written consent of Zoran or as required under the GCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the GCL, becomes entitled to payment of the value of shares of PixelCam Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to the provisions of the GCL). In the event that any holder of shares of PixelCam Common Stock fails to make an effective demand for payment or otherwise loses his or her status as a Dissenting Shareholder, Zoran shall, as of the later of the Effective Time or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of its Certificate or Certificates, the shares of Zoran Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Dissenting Shareholder would have been entitled under Section 2.2 (less such Dissenting Shareholder's pro rata portion of the Escrow Shares).

         SECTION 2.11 CERTIFICATE LEGENDS. The shares of Zoran Common Stock to be issued pursuant to this Agreement shall not have been registered and shall be characterized as "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Buyer Common Stock to be issued pursuant to this Agreement shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PixelCam

         In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole.

         In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of its directors, officers, and other management level employees reasonably believed to have knowledge of such matters.

         In this Agreement, any reference to the "prospects" of PixelCam or its business, or to PixelCam's business "as proposed to be conducted," means such prospects or business without taking into account the effects of the Merger or any changes to PixelCam's business that are initiated by Zoran thereafter.

         As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         Except as disclosed in the disclosure schedule provided to Zoran on or before the date of this Agreement (the "PixelCam Disclosure Schedule"), PixelCam represents and warrants to Zoran as follows:

         SECTION 3.1 ORGANIZATION, STANDING AND POWER. Each of PixelCam and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and will not have a Material Adverse Effect on PixelCam. PixelCam has delivered true and correct copies of the Articles of Incorporation and Bylaws of PixelCam and each of its Subsidiaries, each as amended to date, to Zoran. Neither PixelCam nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation, Bylaws or other charter documents. PixelCam does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.2 PIXELCAM CAPITAL STRUCTURE.

                  (a) The authorized capital stock of PixelCam consists of 10,000,000 shares of PixelCam Common Stock and 6,500,000 shares of PixelCam Preferred Stock, of which 3,700,000 shares are designated Series A Preferred Stock and 2,500,000 shares are designated Series B Preferred Stock. As of the date hereof, 8,546,655 shares of PixelCam Common Stock and no shares of PixelCam Preferred Stock are issued and outstanding and held of record by those persons set forth on the PixelCam Disclosure Schedule. The PixelCam Disclosure Schedule sets forth the number of shares of PixelCam Common Stock into which shares of PixelCam Preferred Stock held by each holder of such Preferred Stock will be convertible as of the Effective Time. All such outstanding shares of PixelCam Common Stock and PixelCam Preferred Stock have been duly authorized, validly issued, fully paid and are nonassessable, have been issued in compliance with all applicable federal and state securities laws, and, except as set forth on the PixelCam Disclosure Schedule, are subject to no preemptive rights or rights of first refusal created by statute, the charter documents of PixelCam or any agreement to which PixelCam is a party or by which it is bound. As of the date hereof, 1,750,000 shares of PixelCam Common Stock are reserved for issuance under the PixelCam Option Plan, of which 177,008 shares are available for grant, and of which 95,000 shares are subject to outstanding options held by those persons set forth in the PixelCam Disclosure Schedule.

                  (b) Except as set forth in this Section 3.2, there are (i) no equity securities of any class of PixelCam, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which PixelCam is a party or by which it is bound obligating PixelCam to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of PixelCam or obligating PixelCam to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of PixelCam's capital stock (i) between or among PixelCam and any of its shareholders or (ii) to PixelCam's knowledge, between or among any of PixelCam's shareholders.

         SECTION 3.3 AUTHORITY; REQUIRED FILINGS AND CONSENTS.

                  (a) PixelCam has all requisite corporate power and authority to enter into this Agreement and all other documents required to be executed and delivered by PixelCam hereunder, including the Agreement of Merger (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which PixelCam is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PixelCam, subject only to the approval of the Merger by PixelCam's shareholders under the GCL. This Agreement and the other Transaction Documents to which PixelCam is a party have been or will be duly executed and delivered by PixelCam and constitute or will constitute the valid and binding obligations of PixelCam, enforceable against PixelCam in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and
(ii) general principles of equity.

                  (b) The execution and delivery by PixelCam of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the Articles of Incorporation or Bylaws of PixelCam, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which PixelCam is a party or by which PixelCam or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PixelCam or any of its properties or assets.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to PixelCam in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger and Officer's Certificates with the California Secretary of State in accordance with the GCL, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on PixelCam and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

         SECTION 3.4 FINANCIAL STATEMENTS. PixelCam has delivered to Zoran (i) its audited financial statements for each of the years ended December 31, 1998 and 1999, and (ii) its unaudited financial statements, including statements of operations and cash flows and balance sheet data, for the four-month period ended April 30, 2000 (collectively, the "PixelCam Financial Statements"). The PixelCam Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except that the unaudited PixelCam Financial Statements do not contain footnotes. The PixelCam Financial Statements present fairly the financial position of PixelCam as of the respective dates and the results of its operations and cash flows for the periods indicated, subject to normal year-end adjustments. PixelCam maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

         SECTION 3.5 ABSENCE OF UNDISCLOSED LIABILITIES. PixelCam does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of April 30, 2000 (the "PixelCam Balance Sheet") contained in the PixelCam Financial Statements, (ii) liabilities specifically described in this Agreement or the PixelCam Disclosure Schedule, and (iii) normal or recurring liabilities incurred since April 30, 2000 in the ordinary course of business consistent with past practices.

         SECTION 3.6 ACCOUNTS RECEIVABLE. The accounts receivable shown on the PixelCam Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the PixelCam Balance Sheet. The accounts receivable of PixelCam arising after the date of the PixelCam Balance Sheet and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of PixelCam. None of such accounts receivables is subject to any material claim of offset or recoupment or counterclaim, and PixelCam has no knowledge of any specific facts that would be likely to give rise to any such claim. No material amount of such accounts receivable is contingent upon the performance by PixelCam of any obligation and no agreement for deduction or discount has been made with respect to any such accounts receivable.

         SECTION 3.7 ABSENCE OF UNDISCLOSED LIABILITIES. The inventories shown on the PixelCam Balance Sheet or thereafter acquired by PixelCam consist of items of a quantity and quality usable or salable in the ordinary course of business. Since April 30, 2000, PixelCam has continued to replenish inventories in a normal and customary manner consistent with past practices. PixelCam has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of PixelCam, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of PixelCam, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

         SECTION 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since April 30, 2000, PixelCam has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, PixelCam has not:

                  (a) suffered any event or occurrence that has had a Material Adverse Effect on PixelCam;

                  (b) suffered any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on its properties or business;

                  (c) granted any material increase in the compensation payable or to become payable by PixelCam to its officers or employees;

                  (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

                  (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock;

                  (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

                  (g) sold, leased, abandoned or otherwise disposed of any real property, machinery, equipment or other operating property other than in the ordinary course of business;

                  (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

                  (i) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

                  (j) incurred any material liability, except in the ordinary course of business and consistent with past practice;

                  (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

                  (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000, or, in the aggregate, in excess of $25,000;

                  (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

                  (n) agreed to take any action described in this Section 3.8 or which would constitute a breach of any of the representations or warranties of PixelCam contained in this Agreement; or

                  (o) except as disclosed in the PixelCam Disclosure Schedule, taken any other action that would have required the consent of Zoran pursuant to
Section 5.1 of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement.

         SECTION 3.9 TAXES.

                  (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all material federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) PixelCam has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to PixelCam or its operations, such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law, and PixelCam has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

                  (c) PixelCam, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

                  (d) PixelCam has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against PixelCam that is not reflected as a liability on the PixelCam Balance Sheet or set forth on the PixelCam Disclosure Schedule, nor has PixelCam executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (e) The amount of PixelCam's liability for unpaid Taxes (whether actual or contingent) for all periods through the date hereof and the Closing Date does not and will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the PixelCam Balance Sheet (other than Taxes which have accrued after the date of such PixelCam Balance Sheet).

                  (f) PixelCam is not a party to any tax-sharing agreement or similar arrangement with any other party, and PixelCam has not assumed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

                  (g) PixelCam's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and PixelCam has not been notified of any request for such an audit or other examination.

                  (h) PixelCam has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

                  (i) PixelCam has made available to Zoran copies of all Returns filed for all periods since its inception.

                  (j) PixelCam has never filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by PixelCam.

                  (k) PixelCam is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of PixelCam that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by PixelCam or Sub as an expense under applicable law.

                  (l) PixelCam has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (m) PixelCam has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method.

                  (n) None of PixelCam's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

                  (o) PixelCam is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations thereunder.

                  (p) PixelCam has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                  (q) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively "Liens") on the assets of PixelCam relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

         SECTION 3.10 TANGIBLE ASSETS AND REAL PROPERTY.

                  (a) PixelCam owns or leases all tangible assets and properties which are necessary for the conduct of its business as currently conducted or which are reflected on the PixelCam Balance Sheet or acquired since the date of the PixelCam Balance Sheet (the "Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair. PixelCam has good and marketable title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the date of the PixelCam Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except as reflected in the PixelCam Financial Statements and except for liens for current taxes not yet due and payable. Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which PixelCam is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. The PixelCam Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been provided to Zoran.

                  (b) PixelCam owns no real property. The PixelCam Disclosure Schedule sets forth a true and complete list of all real property leased by PixelCam. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. True and correct copies all such of real property leases have been provided to Zoran.

         SECTION 3.11 INTELLECTUAL PROPERTY.

                  (a) PixelCam owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulas, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of PixelCam as currently conducted, or as currently proposed to be conducted, free and clear of all liens, claims or encumbrances (all of which are referred to as the "PixelCam Intellectual Property Rights"). The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to PixelCam's interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants PixelCam such rights to such intellectual property as are necessary to the business of PixelCam as currently conducted or currently proposed to be conducted.

                  (b) The PixelCam Disclosure Schedule contains an accurate and complete description of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights included in the PixelCam Intellectual Property Rights, including the jurisdictions in which each such PixelCam Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses, distribution agreements and other agreements to which PixelCam is a party and pursuant to which any person is authorized to use any PixelCam Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of PixelCam (a "PixelCam Product") or any adaptation, translation or derivative work based on any PixelCam Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which PixelCam is a party and pursuant to which PixelCam is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the manufacture of, incorporated in or forms a part of any PixelCam Product (other than licenses for off-the-shelf software used in the conduct of PixelCam's business), (iv) all joint development agreements to which PixelCam is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which PixelCam has obtained funding for research and development activities.

                  (c) PixelCam is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the PixelCam Intellectual Property Rights or Licensed Intellectual Property.

                  (d) All patents and registered trademarks, service marks and copyrights claimed by or issued to PixelCam which relate to any PixelCam Product are valid and subsisting. The manufacturing, marketing, licensing or sale of any PixelCam Product does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. PixelCam
(i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any PixelCam Intellectual Property Rights or Licensed Intellectual Property.

                  (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any PixelCam Product at any stage of its development (the "PixelCam Components") were written, developed and created solely and exclusively by (i) employees of PixelCam without the assistance of any third party or (ii) third parties who assigned ownership of their rights with respect thereto to PixelCam by means of valid and enforceable agreements, which are listed and described in the PixelCam Disclosure Schedule and copies of which have been provided to Zoran. PixelCam has at all times used commercially reasonable efforts to protect its trade secrets and has not acted in such a manner as to cause the loss of such trade secrets by their release into the public domain.

                  (f) Each person currently or formerly employed by PixelCam (including independent contractors, if any) that has or had access to confidential information of PixelCam has executed and delivered to PixelCam a confidentiality and non-disclosure agreement in one of the forms previously provided to Zoran. Neither the execution or delivery of any such agreement by any such person, nor the carrying on by any such person, as an employee or independent contractor, of PixelCam's business as currently conducted and as currently proposed to be conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

         SECTION 3.12 BANK ACCOUNTS. The PixelCam Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which PixelCam maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         SECTION 3.13 CONTRACTS.

                  (a) Except as set forth in the PixelCam Disclosure Schedule, PixelCam is not a party or subject to any agreement, obligation or commitment, written or oral:

                           (i) that calls for any fixed or contingent payment or
expenditure or any related series of fixed or contingent payments or expenditures by or to PixelCam totaling more than $25,000 in any twelve-month period;

                           (ii) with agents, advisors, salesmen, sales
representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

                           (iii) that restricts PixelCam from carrying on
anywhere in the world its business or any portion thereof as currently conducted;

                           (iv) to provide funds to or to make any investment in
any other person or entity (in the form of a loan, capital contribution or otherwise);

                           (v) with respect to obligations as guarantor, surety,
co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

                           (vi) for any line of credit, standby financing,
revolving credit or other similar financing arrangement; or

                           (vii) with any distributor, original equipment
manufacturer, value added remarketer or other person for the distribution of any of the PixelCam Products.

                  (b) To PixelCam's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

                  (c) PixelCam is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by PixelCam under, or breach or violation by PixelCam of, any material contract, commitment or restriction to which PixelCam is a party or by which PixelCam or any of its properties or assets is bound or affected. To PixelCam's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any material contract, commitment, or restriction to which PixelCam is a party or by which PixelCam or any of its properties or assets is bound or affected.

         SECTION 3.14 LABOR DIFFICULTIES. PixelCam is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against PixelCam pending or threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or threatened against PixelCam. PixelCam is not now and has never been subject to any union organizing activities. PixelCam has not experienced any work stoppage or other labor difficulty. To PixelCam's knowledge, (i) the consummation of the transactions contemplated by this Agreement will not have a material adverse effect on its relations with PixelCam employees, and (ii) none of the PixelCam employees intends to leave their employment, whether as a result of the transactions contemplated by this Agreement or otherwise.

         SECTION 3.15 TRADE REGULATION. PixelCam has not terminated its relationship with or refused to ship PixelCam Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay PixelCam in excess of $10,000 over any consecutive twelve (12) month period. All of the prices charged by PixelCam in connection with the marketing or sale of any of its products or services have been in compliance with all applicable laws and regulations. No claims have been asserted or, to PixelCam's knowledge, threatened against PixelCam with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to PixelCam's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

         SECTION 3.16 ENVIRONMENTAL MATTERS.

                  (a) As of the date hereof, except as set forth in the PixelCam Disclosure Schedule, no material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, excluding office, janitorial and similar substances (a "Hazardous Material"), is present, as a result of the actions of PixelCam or, to PixelCam's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that PixelCam has at any time owned, operated, occupied or leased. To the knowledge of PixelCam, no underground storage tanks are present under any property that PixelCam has at any time owned, operated, occupied or leased.

                  (b) At no time has PixelCam transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, "Hazardous Materials Activities") in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity, except for Hazardous Materials Activities which have not had and are not likely to have a Material Adverse Effect on PixelCam.

                  (c) PixelCam currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such businesses is currently being conducted, except for such Environmental Permits the absence of which would not be likely to have a Material Adverse Effect on PixelCam.

                  (d) No action, proceeding, writ, injunction or claim is pending or, to the knowledge of PixelCam, threatened concerning any Environmental Permit or any Hazardous Materials Activity of PixelCam. PixelCam is not aware of any fact or circumstance which could reasonably be expected to involve PixelCam in any environmental litigation or impose upon PixelCam any liability concerning Hazardous Materials Activities which would be reasonably likely to have a Material Adverse Effect on PixelCam.

         SECTION 3.17 EMPLOYEE BENEFIT PLANS.

                  (a) PixelCam has set forth in the PixelCam Disclosure Schedule
(i) all employee benefit plans, (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of PixelCam (individually, a "PixelCam Employee Plan," and collectively, the "PixelCam Employee Plans").

                  (b) With respect to each PixelCam Employee Plan, PixelCam has made available to Zoran a true and correct copy of (i) such PixelCam Employee Plan and (ii) each trust agreement and group annuity contract, if any, relating to such PixelCam Employee Plan.

                  (c) With respect to the PixelCam Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which PixelCam could be subject to any liability which would be reasonably likely to have a Material Adverse Effect on PixelCam.

                  (d) With respect to the PixelCam Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements or books of PixelCam which obligations would be reasonably likely to have a Material Adverse Effect on PixelCam .

                  (e) PixelCam is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of PixelCam, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving PixelCam of the nature contemplated by this Agreement, (iii) agreement with any officer of PixelCam providing any term of employment or compensation guarantee or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         SECTION 3.18 COMPLIANCE WITH LAWS. To its knowledge, PixelCam has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business.

         SECTION 3.19 EMPLOYEES AND CONSULTANTS. The PixelCam Disclosure Schedule contains a list of the names of all employees and consultants of PixelCam as of the date of this Agreement and their salaries or wages, other compensation, dates of employment and positions.

         SECTION 3.20 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal or, to PixelCam's knowledge, threatened against PixelCam or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against PixelCam or, to its knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on PixelCam. All litigation to which PixelCam is a party (or, to its knowledge, threatened to become a party) is disclosed in the PixelCam Disclosure Schedule.

         SECTION 3.21 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon PixelCam which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of PixelCam, any acquisition of property by PixelCam or the conduct of business by PixelCam as currently conducted or as currently proposed to be conducted.

         SECTION 3.22 GOVERNMENTAL AUTHORIZATION. PixelCam has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of PixelCam (collectively, the "PixelCam Authorizations"), and all of such PixelCam Authorizations are in full force and effect.

         SECTION 3.23 INSURANCE. PixelCam has insurance policies of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of PixelCam. The PixelCam Disclosure Schedule contains a list and description of all such policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and PixelCam is otherwise in compliance with the terms of such policies. PixelCam has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         SECTION 3.24 INTERESTED PARTY TRANSACTIONS.

                  (a) Except as set forth on the Disclosure Schedule, no director, officer or shareholder of PixelCam has any interest in (i) any material equipment or other material property or asset, real or personal, tangible or intangible, including, without limitation, any of the PixelCam Intellectual Property Rights, used in connection with or pertaining to the business of PixelCam, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the PixelCam Products, (iii) any entity that competes with PixelCam, or with which PixelCam is affiliated or has a business relationship, or (iv) any material agreement, obligation or commitment, written or oral, to which PixelCam is a party; PROVIDED, HOWEVER, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than five percent (5%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded on a recognized stock exchange or quoted on the NNM.

                  (b) Except as contemplated by the Transaction Documents or otherwise set forth in the PixelCam Disclosure Schedule, PixelCam is not a party to any (i) agreement with any officer or other employee of PixelCam the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving PixelCam in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         SECTION 3.25 NO EXISTING DISCUSSIONS. As of the date hereof, PixelCam is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Zoran with respect to an PixelCam Acquisition Proposal (as defined in Section 6.1).

         SECTION 3.26 REAL PROPERTY HOLDING CORPORATION. PixelCam is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         SECTION 3.27 CORPORATE DOCUMENTS. PixelCam has furnished to Zoran, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to PixelCam. The corporate minute books and other corporate records of PixelCam are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction. PixelCam has delivered or made available to Zoran or its representatives true and complete copies of all documents which are referred to in this Article III or in the PixelCam Disclosure Schedule.

         SECTION 3.28 NO MISREPRESENTATION. No representation or warranty by PixelCam in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of PixelCam pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF ZORAN AND SUB

         Except as set forth in the disclosure schedule delivered by Zoran to PixelCam on or before the date of this Agreement (the "Zoran Disclosure Schedule"), Zoran and Sub represent and warrant to PixelCam as follows:

         SECTION 4.1 ORGANIZATION. Each of Zoran, Sub and Zoran's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Zoran. Except as set forth in the Zoran SEC Reports (as defined in Section 4.4) or the Zoran Disclosure Schedule, neither Zoran nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

         SECTION 4.2 ZORAN CAPITAL STRUCTURE.

                  (a) The authorized capital stock of Zoran consists of 20,000,000 shares of Zoran Common Stock and 3,000,000 shares of Preferred Stock, $.001 par value ("Zoran Preferred Stock"). As of March 31, 2000: (i) 14,051,106 shares of Zoran Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Zoran Common Stock were held in the treasury of Zoran or by Subsidiaries of Zoran; (iii) ____________ shares of Zoran Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Zoran's stock option plans (the "Zoran Option Plans"), and rights outstanding under Zoran's Employee Stock Purchase Plan (the "Zoran Purchase Plan"). No material change in such capitalization has occurred between March 31, 2000 and the date of this Agreement. As of the date of this Agreement, none of the shares of Zoran Preferred Stock are issued and outstanding. All shares of Zoran Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Sub are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Zoran free and clear of all security interests, liens, claims, pledges, agreements, limitations on Zoran's voting rights, charges or other encumbrances of any nature.

                  (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Zoran Option Plans or the Zoran Purchase Plan, there are (i) no equity securities of any class of Zoran, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Zoran is a party or by which it is bound obligating Zoran to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any equity securities of Zoran or obligating Zoran to grant, extend, accelerate the vesting of, change the exercise price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. To Zoran's knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Zoran.

                  (c) The shares of Zoran Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable and, assuming the truthfulness of the representations and warranties of PixelCam's shareholders set forth in the Shareholder Agreement (as defined in Section 7.2(n) hereof), will be issued in compliance with the registration requirements of the Securities Act or a valid exemption therefrom.

         SECTION 4.3 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Zoran and Sub have all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Zoran or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Zoran and Sub, respectively. This Agreement and the other Transaction Documents to which Zoran and/or Sub are parties have been or will be duly executed and delivered by Zoran and/or Sub and constitute or will constitute the valid and binding obligations of Zoran and/or Sub, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

                  (b) The execution and delivery by Zoran and Sub of this Agreement and the other Transaction Documents to which they are or will be parties do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Zoran or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Zoran or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Zoran or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Zoran.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Zoran or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger and Officer's Certificates with the California Secretary of State in accordance with the GCL, (ii) if required, the filing of a report on Form 8-K with the Securities and Exchange Commission (the "SEC"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or be reasonably likely to have a Material Adverse Effect on Zoran.

         SECTION 4.4 SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) Zoran has timely filed and made available to PixelCam all forms, reports and documents required to be filed by Zoran with the SEC since January 31, 1999 other than registration statements on Form S-8 (collectively, the "Zoran SEC Reports"). The Zoran SEC

Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Zoran SEC Reports or necessary in order to make the statements in such Zoran SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Zoran's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Zoran SEC Reports, including any Zoran SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Zoran and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Zoran as of March 31, 2000 is referred to herein as the "Zoran Balance Sheet."

         SECTION 4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Zoran SEC Reports, Zoran and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Zoran, other than (i) liabilities reflected or provided for on the Zoran Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Zoran Disclosure Schedule, and (iii) normal or recurring liabilities incurred since January 31, 1999 in the ordinary course of business consistent with past practices.

         SECTION 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 2000, there has been no material adverse change in the business, assets, financial condition or results of operations of Zoran, and Zoran has conducted its business in the ordinary course and in a manner consistent with past practices. Since March 31, 2000, Zoran has not agreed to take any action outside the ordinary course of business or that would constitute a breach of any of the representations or warranties of Zoran contained in this Agreement.

         SECTION 4.7 LITIGATION. Except as described in the Zoran SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Zoran pending or as to which Zoran has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on Zoran or a material adverse effect on the ability of Zoran to consummate the transactions contemplated by this Agreement.

         SECTION 4.8 OPINION OF FINANCIAL ADVISOR. The financial advisor of Zoran, Pacific Growth Equities, has delivered to Zoran an opinion dated the date of this Agreement to the effect that the consideration to be issued to the PixelCam Shareholders in the Merger is fair from a financial point of view to the shareholders of Zoran.

         SECTION 4.9 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         SECTION 4.10 NO MISREPRESENTATION. No representation or warranty by Zoran or Sub in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Zoran or Sub pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE V

                               CONDUCT OF BUSINESS

         SECTION 5.1 COVENANTS OF PIXELCAM. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, PixelCam agrees (except to the extent that Zoran shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, to pay or perform its other obligations when due (subject to good faith disputes with respect to such obligations), and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. PixelCam shall promptly notify Zoran of any event or occurrence not in the ordinary course of business of PixelCam where such event or occurrence would result in a breach of any covenant of PixelCam set forth in this Agreement or cause any representation or warranty of PixelCam set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, PixelCam shall not, without the prior written consent of Zoran:

                  (a) Grant or accelerate, amend or change the period of vesting or exercisability of options or restricted stock granted under any employee stock plan of PixelCam or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

                  (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the PixelCam Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

                  (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

                  (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the sale of Series B Preferred Stock, or debt securities convertible into such stock, to accredited investors with proceeds of not more than $500,000 or (ii) the issuance of shares of PixelCam Common Stock upon the exercise or conversion of PixelCam Options or PixelCam Preferred Stock outstanding as of the date of this Agreement;

                  (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $25,000;

                  (f) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of PixelCam, except for transactions entered into in the ordinary course of business;

                  (g) Take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

                  (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

                  (j) Amend or propose to amend its Articles of Incorporation or Bylaws, except as contemplated by this Agreement;

                  (k) Incur or commit to incur any individual capital expenditure in excess of $10,000 or aggregate capital expenditures in excess of $25,000, in addition to the existing commitments set forth in the PixelCam Disclosure Schedule;

                  (l) Enter into or amend any agreements or amendments to existing agreements pursuant to which any third party is granted exclusive marketing or distribution rights with respect to any PixelCam Product;

                  (m) Amend or terminate any contract, agreement or license to which it is a party, except in the ordinary course of business;

                  (n) Waive or release any material right or claim, except in the ordinary course of business;

                  (o) Initiate any litigation or arbitration proceeding; or

                  (p) Take or agree to take, in writing or otherwise, any of the actions described in paragraphs (a) through (o) above, or any action which is reasonably likely to make any of PixelCam's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

         SECTION 5.2 COVENANTS OF ZORAN. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Zoran agrees (except to the extent that PixelCam shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization,
(ii) keep available the services of its present officers and key employees and
(iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Zoran shall promptly notify PixelCam of any event or occurrence not in the ordinary course of business of Zoran where such event or occurrence would result in a breach of any covenant of Zoran set forth in this Agreement or cause any representation or warranty of Zoran set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence.

         SECTION 5.3 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Zoran and PixelCam shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.1 NO SOLICITATION.

                  (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, PixelCam shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) take any action to solicit, initiate, encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving PixelCam, other than the transactions contemplated or expressly permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "PixelCam Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any PixelCam Acquisition Proposal, or (iii) agree to, approve or recommend any PixelCam Acquisition Proposal.

                  (b) PixelCam shall notify Zoran no later than twenty-four (24) hours after receipt by PixelCam (or its advisors) of any PixelCam Acquisition Proposal or any request for nonpublic information in connection with a PixelCam Acquisition Proposal or for access to the properties, books or records of PixelCam by any person or entity that informs PixelCam that it is considering making, or has made, a PixelCam Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                  (c) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Zoran shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) make any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, purchase of substantial assets, purchase of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving any other individual or entity whose business is competitive with that of PixelCam (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Zoran Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Zoran Acquisition Proposal, or (iii) agree to, approve or recommend any Zoran Acquisition Proposal.

         SECTION 6.2 REGISTRATION RIGHTS.

                  (a) Zoran shall use all reasonable efforts to cause the Firm Merger Shares other than the Escrow Shares (such Firm Merger Shares being referred to herein as "Registrable Securities") to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use its best efforts to prepare and file with the SEC within ten (10) days following the Closing Date, and shall use all reasonable efforts to cause to become effective no later than sixty (60) days thereafter, a registration statement (the "Registration Statement") on

Form S-3 or on such other form as is then available under the Securities Act covering the Registrable Securities; PROVIDED, HOWEVER, that each holder of Registrable Securities ("Holder") shall provide all such information and materials to Zoran and take all such action as may be required in order to permit Zoran to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Zoran pursuant to this Section 6.2. Zoran shall not be required to effect more than one (1) registration under this Section 6.2. The offering made pursuant to such registration shall not be underwritten.

                  (b) Notwithstanding Section 6.2(a), Zoran shall be entitled to postpone the declaration of effectiveness of the Registration Statement for a reasonable period of time up to sixty (60) calendar days after the deadline therefore set forth in Section 6.2(a), if the Board of Directors of Zoran, acting in good faith, determines that there exists material nonpublic information about Zoran which the Board does not wish to disclose in a registration statement, which information would otherwise be required by the Securities Act to be disclosed in the Registration Statement to be filed pursuant to Section 6.2(a) above. Zoran shall have the right to extend such 60-day postponement upon the written consent of the Principal Shareholders; PROVIDED, HOWEVER, that Zoran will use all reasonable efforts to limit the extension to as short a period as possible. In each case, Zoran shall furnish the Principal Shareholders with a written notice summarizing in reasonable detail the material nonpublic information upon which the postponement or extension of such postponement is based, which information the Principal Shareholders shall treat as confidential.

                  (c) Subject to the limitations of Section 6.2(b) above, Zoran shall: (i) prepare and file the Registration Statement with the SEC in accordance with Section 6.2(a) hereof with respect to the Registrable Securities and shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to keep the Registration Statement effective until one (1) year after the Effective Time;
(ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement until one (1) year after the Effective Time; and
(iii) furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while Zoran shall be required under the provisions hereof to cause the Registration Statement to remain current.

                  (d) Notwithstanding any other provision of this Section 6.2, Zoran shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Securities whenever, and for so long as, in the reasonable judgment of Zoran in good faith after consultation with counsel, there is or may be in existence material undisclosed information or events with respect to Zoran (the "Suspension Right"). In the event Zoran exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Zoran and its shareholders or until such time as the information or event is no longer material, each as determined in good faith by Zoran after consultation with counsel. Zoran will promptly give the

Principal Shareholders notice of any such suspension, summarizing in reasonable detail the information or events on which such suspension is based, PROVIDED that the Principal Shareholders shall maintain the confidentiality of the contents of such summary. Zoran will use all reasonable efforts to limit the length of the suspension to thirty (30) calendar days or less. Zoran agrees to notify the Principal Shareholders promptly upon termination of the suspension.

                  (e) Zoran will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance effected pursuant to this Section 6.2, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by Zoran of any rule or regulation promulgated under the Securities Act or the Exchange Act in connection with any such registration, qualification or compliance, and Zoran will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that Zoran will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Zoran by such Holder or controlling person and specifically for use therein.

                  (f) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify Zoran, each of its directors and officers, each person who controls Zoran within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Zoran, such other Holders, directors, officers, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Zoran by such Holder specifically for use therein.

                  (g) Each party entitled to indemnification under Section 6.2(e) or 6.2(f) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; PROVIDED, HOWEVER, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to differing or potentially differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 6.2(e) or 6.2(f) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

                  (h) Zoran shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions, if any, incurred in connection with any registration of Registrable Securities pursuant to this Section 6.2, including, without limitation, all registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of Zoran's outside counsel and independent accountants.

         SECTION 6.3 CONSENTS. Each of Zoran and PixelCam shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Zoran's or PixelCam's material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

         SECTION 6.4 NASDAQ QUOTATION. Zoran agrees to continue the quotation of Zoran Common Stock on the NNM during the term of this Agreement.

         SECTION 6.5 ACCESS TO INFORMATION. Upon reasonable notice, PixelCam shall afford to the officers, employees, accountants, counsel and other representatives of Zoran, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, PixelCam shall furnish promptly to Zoran or its representatives all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will treat any such information which is nonpublic in confidence in accordance with the Joint Confidentiality Agreement dated March 21, 2000 (the "Confidentiality Agreement") between Zoran and PixelCam, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

         SECTION 6.6 CONSENT SOLICITATION STATEMENT.

                  (a) PixelCam has prepared, with the cooperation of Zoran, a Consent Solicitation Statement describing this Agreement and the transactions contemplated hereby and thereby for the purpose of soliciting the approval of PixelCam Shareholders. The information supplied by PixelCam for inclusion in the Consent Solicitation Statement shall not, on the date the solicitation statement is first mailed to PixelCam Shareholders or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, PixelCam makes no representation, warranty or covenant with respect to any information supplied by Zoran or Merger Sub which is contained in any of the foregoing documents. The information supplied by Zoran for inclusion in the solicitation statement shall not, on the date the solicitation statement is first mailed to PixelCam's shareholders, nor at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Zoran and Merger Sub make no representation, warranty or covenant with respect to any information supplied by PixelCam which is contained in any of the foregoing documents.

                  (b) The Consent Solicitation Statement shall constitute a disclosure document for the offer and issuance of shares of Zoran Common Stock to be received by the holders of PixelCam Common Stock in the Merger. Zoran and PixelCam shall each use reasonable commercial efforts to cause the Consent Solicitation Statement to comply with applicable federal and state securities laws requirements. Each of Zoran and PixelCam agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the solicitation statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the solicitation statement. PixelCam will promptly advise Zoran, and Zoran will promptly advise PixelCam, in writing if at any time prior to the Effective Time either PixelCam or Zoran shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The solicitation statement shall contain the recommendation of the Board of Directors of PixelCam that the PixelCam shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of PixelCam. Anything to the contrary contained herein notwithstanding, PixelCam shall not include in the solicitation statement any information with respect to Zoran or its affiliates or associates, the form and content of which information shall not have been approved by Zoran prior to such inclusion.

         SECTION 6.7 LEGAL CONDITIONS TO MERGER. Each of Zoran and PixelCam will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Zoran and PixelCam will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by PixelCam, Zoran or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and to enable the Closing to occur no later than June 30, 2000, but in any event as promptly as practicable.

         SECTION 6.8 PUBLIC DISCLOSURE. Zoran and PixelCam shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules or regulations of the SEC or the NNM.

         SECTION 6.9 TAX-FREE REORGANIZATION. Zoran and PixelCam shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Zoran and PixelCam agree to make, and PixelCam agrees to use its best efforts to cause its shareholders to make, reasonable representations as requested by counsel to Zoran and PixelCam with respect to the rendering of the opinions required pursuant to Section 7.1(d).

         SECTION 6.10 NASDAQ QUOTATION. Zoran shall use its best efforts to cause the shares of Zoran Common Stock to be issued in the Merger to be approved for quotation on the NNM, subject to official notice of issuance, prior to the Closing Date.

         SECTION 6.11 STOCK OPTIONS.

                  (a) At the Effective Time, each outstanding PixelCam Option, whether vested or unvested, shall be deemed to constitute an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under the PixelCam Option, such number of shares of Zoran Common Stock (not including 2000 Contingency Shares and 2001 Contingency Shares, if issued) as the holder of such PixelCam Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full (without regard to vesting) immediately prior to the Effective Time (rounded down to the nearest whole share), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price of PixelCam Common Stock otherwise purchasable pursuant to such PixelCam Option immediately prior to the Effective Time divided by (ii) the number of full shares of Zoran Common Stock deemed purchasable pursuant to such PixelCam Option in accordance with the foregoing.

                  (b) Each holder of shares of Zoran Common Stock issued upon exercise of an Assumed Option shall have the right to receive additional shares of Zoran Common Stock ("Additional Option Shares") simultaneously with the issuance of the 2000 Contingency Shares or the 2001 Contingency Amount; provided, however, that if any portion of such Assumed Option is not exercised until after the issuance of the 2000 Contingency Shares or the 2001 Contingency Amount, as the case may be, then the Additional Option Shares that would have become issuable at such time in respect of the shares of Zoran Common Stock underlying such unexercised portion will not become issuable until such time as the shares of Zoran Common Stock are acquired pursuant to the Assumed Option (the "Time of Exercise"). The number of Additional Option Shares that shall be issuable simultaneously with the 2000 Contingency Shares (or the Time of Exercise, if later) with respect to any Assumed Option shall be equal to the number of shares of Zoran Common Stock issued or issuable upon exercise of the Assumed Option divided by (x) the Initial Per-Share Amount and multiplied by (y) the 2000 Per-Share Amount. The number of Additional Option Shares that shall be issuable simultaneously with the 2001 Contingency Amount (or the Time of Exercise, if later) shall be equal to (x) the number of shares of Zoran Common Stock issued or issuable upon exercise of the Assumed Option divided by (y) the Initial Per-Share Amount and multiplied by (z) the 2001 Per-Share Amount. Any Additional Option Shares that are issued in respect of unvested shares of Zoran Common Stock that are subject to a right of repurchase upon termination of service ("Restricted Zoran Shares") shall be subject to the same vesting terms as the Restricted Zoran Shares, as if the Additional Option Shares had been issued for a purchase price of $0.00, and shall at any time be vested in the same ratio as the Restricted Zoran Shares are vested at such time. In the event any Additional Option Shares remain unvested upon the termination of the holder's employment with Zoran, such unvested Additional Option Shares will be cancelled without any payment by Zoran to the holder.

                  (c) As soon as practicable after the Effective Time, Zoran shall deliver to the participants in the PixelCam Option Plan an appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the PixelCam Option Plan shall continue in effect on the same terms and conditions (subject only to the adjustments required by this Section 6.11 after giving effect to the Merger). Zoran shall comply with the terms of the PixelCam Option Plan and ensure, to the extent required by and subject to the provisions of the PixelCam Option Plan, that the Assumed Options representing assumed PixelCam Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

                  (d) Zoran shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Zoran Common Stock for delivery under the Assumed Options. As soon as practicable after the Effective Time, Zoran shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Zoran Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses in connection therewith) for so long as any Assumed Options remain outstanding. With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Zoran shall administer the Assumed Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

                  (e) Prior to the Merger, PixelCam will issue options to purchase up to a number of shares of PixelCam Common Stock equal to the unallocated share reserve under the

PixelCam Option Plan, vesting over a four-year period, pursuant to a hiring and retention plan that is mutually agreeable to PixelCam and Zoran.

         SECTION 6.12 EMPLOYEE STOCK PURCHASE PLAN. Employees of PixelCam as of the Effective Time shall be permitted to participate in the Zoran Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan.

         SECTION 6.13 BROKERS OR FINDERS. Each of Zoran and PixelCam represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Pacific Growth Equities, financial advisor to Zoran, to which Zoran has agreed to pay fees and expenses in connection with financial advisory services, and each of Zoran and PixelCam agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

         SECTION 6.14 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         SECTION 6.15 EXPENSES. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated, the PixelCam Transaction Expenses shall be borne by the Surviving Corporation except to the extent such expenses are offset against the number of Firm Merger Shares pursuant to Section 2.1(n) hereof.

         SECTION 6.16 VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, PixelCam will cause the persons and entities listed on Schedule 6.16 to execute Voting Agreements in the form attached hereto as EXHIBIT C agreeing, among other things, to vote in favor of the Merger.

         SECTION 6.17 COVENANT NOT TO HIRE. Zoran agrees that it will not solicit any PixelCam employees until the earlier of the Closing Date or June 30, 2002.

         SECTION 6.18 ZORAN PLANS. All PixelCam employees who remain employees of Zoran, PixelCam or any other Subsidiary of Zoran following the Effective Time shall be entitled to participate in all employee benefit plans and programs (the "Zoran Plans") that are available to other Zoran employees holding comparable positions. The Zoran Plans shall give full credit for each participant's period of continuous service with PixelCam prior to the Effective Time, to the extent permitted by such Zoran Plans. In the case of medical and health insurance coverage, Zoran shall cause the Surviving Corporation to continue to insure PixelCam employees under PixelCam's existing insurance plans or provide them with the opportunity to participate in Zoran Plans providing generally comparable medical and health insurance coverage.

         SECTION 6.19 RELEASE FROM PERSONAL GUARANTIES. Zoran shall use its reasonable best efforts to cause Kevin Brehmer and Kim Hailey (each a "Guarantor") to be released from the personal guaranties that they have granted to the parties set forth on SCHEDULE 6.19 (each a "Guaranty"). In the event any Guaranty remains in effect after the Closing, Zoran hereby agrees to indemnify, defend and hold harmless each Guarantor from and against any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any Guarantor may incur arising out of such Guaranty.

         SECTION 6.20 UPDATING SCHEDULES. After execution of this Agreement and prior to the Effective Time, each of PixelCam and Zoran will promptly supplement or amend their respective Disclosure Schedules to reflect any matter that, if existing, occurring or known on the date set forth or discussed in such Disclosure Schedules, should have been so disclosed, or which is necessary to correct any information in such Disclosure Schedules which was or has been rendered inaccurate thereby; PROVIDED, HOWEVER, that for the purpose of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure by either party shall not be deemed to have been disclosed as of the date hereof or to constitute part of or an amendment or supplement to such party's Disclosure Schedule or to cure any breach or inaccuracy of a representation or warranty unless so agreed to in writing by the other party, which agreement shall not be unreasonably withheld if such supplemental or amended disclosure is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect on the party making such disclosure.


                                   ARTICLE VII

                              CONDITIONS TO MERGER

         SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of the requisite number of outstanding shares of PixelCam Common Stock.

                  (b) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Zoran or PixelCam or a Material Adverse Effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

                  (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Zoran's conduct or operation of the business of Zoran or PixelCam after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

                  (d) Zoran shall have received a written opinion from its counsel, Gray Cary Ware & Freidenrich LLP, and PixelCam shall have received a written opinion from its counsel, Thelen Reid & Priest LLP, in form and substance reasonably satisfactory to both parties, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may rely upon reasonable representations and certificates of Zoran, Sub, PixelCam and their respective directors, officers and shareholders.

         SECTION 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ZORAN AND SUB. The obligations of Zoran and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Zoran and Sub:

                  (a) The representations and warranties of PixelCam set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period and
(iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect on PixelCam, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Zoran shall have received a certificate to such effect signed on behalf of PixelCam by the chief executive officer of PixelCam.

                  (b) PixelCam shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Zoran shall have received a certificate to such effect signed on behalf of PixelCam by the chief executive officer of PixelCam.

                  (c) Zoran shall have received from PixelCam written evidence that the execution, delivery and performance of PixelCam's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors and the shareholders of PixelCam.

                  (d) Zoran shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Zoran Common Stock pursuant to the Merger.

                  (e) Zoran shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the material contracts of PixelCam, as set forth on SCHEDULE 7.2(e) hereto.

                  (f) There shall have been no material adverse change in the financial condition, results of operations, business or properties of PixelCam from April 30, 2000 through the Closing Date other than changes contemplated hereby.

                  (g) All outstanding convertible debt securities of PixelCam shall have been converted into PixelCam Common Stock.

                  (h) Kevin Brehmer shall have agreed to and accepted the terms of an offer letter in the form of EXHIBIT D hereto (the "Offer Letter").

                  (i) Zoran shall have received satisfactory assurance, as determined by Zoran in good faith, that the key employees listed on SCHEDULE 7.2(i) will remain employed by the Surviving Corporation or Zoran after the Merger, provided that the offer letters provided to such key employees by Zoran are in substantially the form that has been provided to PixelCam by Zoran.

                  (j) Kevin Brehmer and Rudi Wiedemann shall have executed and delivered Noncompetition Agreements in the form of EXHIBIT E hereto ("Noncompetition Agreements").

                  (k) The Merger shall have been approved by the affirmative vote of the holders of 99% of the outstanding shares of PixelCam Common Stock.

                  (l) Zoran shall have received a legal opinion from Thelen Reid & Priest LLP, counsel to PixelCam, substantially in the form of EXHIBIT F hereto.

                  (m) The Escrow Agreement shall have been executed and delivered by the Principal Shareholders and the Escrow Agent.

                  (n) The holders of 99% of the outstanding shares of PixelCam Common Stock shall have executed and delivered to Zoran a Shareholder Agreement in the form attached hereto as EXHIBIT G (the "Shareholder Agreement").

                  (o) Zoran shall have been furnished with evidence satisfactory to it of the termination of [Registration Rights Agreement, other shareholder agreements that don't terminate automatically].

                  (p) All shares of convertible preferred stock of PixelCam that are outstanding prior to the Closing will have been converted to PixelCam Common Stock.

                  (q) The Average Closing Price shall not be more than $65.00

                  (r) PixelCam's rights under the Stock Restriction Agreement dated May 19, 2000 between PixelCam and Kevin Brehmer shall have been assigned to Zoran pursuant to an assignment agreement in form and substance acceptable to Zoran, with the effect that the shares of Zoran Common Stock issued to Mr. Brehmer in the Merger will be subject to substantially the same vesting terms as apply to Mr. Brehmer's shares of PixelCam Common Stock, with Zoran standing in the same position as PixelCam.

         SECTION 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PIXELCAM. The obligation of PixelCam to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by PixelCam:

                  (a) The representations and warranties of Zoran and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Zoran and its Subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and PixelCam shall have received a certificate to such effect signed on behalf of Zoran by the chief financial officer of Zoran.

                  (b) Zoran and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and PixelCam shall have received a certificate to such effect signed on behalf of Zoran by the chief financial officer of Zoran.

                  (c) PixelCam shall have received from Zoran and Sub written evidence that the execution, delivery and performance of Zoran's and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Boards of Directors of Zoran and Sub.

                  (d) There shall have been no material adverse change in the financial condition, results of operations, business or properties of Zoran from March 31, 2000 through the Closing Date.

                  (e) Zoran shall have signed and delivered the Offer Letter.

                  (f) PixelCam shall have received a legal opinion from Gray Cary Ware & Freidenrich LLP, counsel to Zoran, substantially in the form of EXHIBIT H hereto.

                  (g) The Escrow Agreement shall have been and delivered by Zoran and the Escrow Agent.

                  (h) The Average Closing Price shall not be less than $40.00

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

         SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party):

                  (a) by the mutual written consent of Zoran and PixelCam;

                  (b) by either Zoran or PixelCam if the Merger shall not have been consummated by June 30, 2000 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                  (c) by either Zoran or PixelCam if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.7 of this Agreement;

                  (d) by Zoran if the Board of Directors of PixelCam shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Zoran or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing; or

                  (e) by Zoran or PixelCam, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Zoran) or 7.3(a) or (b) (in the case of termination by PixelCam) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

         SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Zoran, PixelCam, Sub or their respective officers, directors, shareholders or Affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections
6.13 and 6.15 of this Agreement and the confidentiality provisions set forth herein shall remain in full force and effect and survive any termination of this Agreement.

         SECTION 8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of PixelCam, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE IX

                           ESCROW AND INDEMNIFICATION

         SECTION 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Merger occurs, all of the representations and warranties contained in this Agreement shall survive the Closing Date (except that representations and warranties that specifically relate to a particular date or period shall be true and correct as of such date and for such period) and shall continue in full force and effect until the date of the first anniversary of the Closing Date (the "Termination Date").

         SECTION 9.2 INDEMNIFICATION BY PIXELCAM SHAREHOLDERS.

                  (a) Subject to the terms and conditions contained herein, each of the shareholders of PixelCam shall indemnify, defend and hold harmless Zoran, its officers, directors, employees and attorneys, all Subsidiaries and Affiliates of Zoran, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Zoran Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Zoran Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by PixelCam in this Agreement, including the PixelCam Disclosure Schedule, or (ii) any breach by the shareholders of PixelCam or the Principal Shareholders of this Article IX or the Escrow Agreement (collectively, "Zoran Losses"). References to shareholders of PixelCam, PixelCam shareholders or words of similar import in this Article IX shall be deemed to be references to the persons who were shareholders of PixelCam immediately prior to the Effective Time.

                  (b) Except as set forth in Sections 9.2(c) or (h), no shareholder of PixelCam shall be required to indemnify any member of the Zoran Group for any Zoran Losses until the aggregate amount of all Zoran Losses under all claims shall exceed $50,000 (the "Floor"); PROVIDED, HOWEVER, that if the aggregate amount of Zoran Losses in respect of such claims exceeds the Floor, the shareholders of PixelCam shall indemnify such member or members of the Zoran Group for all Zoran Losses (including the initial $50,000) in respect of such claims, subject to the further limitations set forth herein; and PROVIDED, FURTHER, except as specifically provided in Section 9.2(d), the maximum aggregate liability of the shareholders of PixelCam pursuant to Section 9.2(a) shall in no event exceed the value of the Escrow Shares, as determined pursuant to Section 2 of the Escrow Agreement.

                  (c) No shareholder of PixelCam shall be required to indemnify any member of the Zoran Group for any Zoran Losses arising directly or indirectly out of a breach of the PixelCam's representations and warranties contained in Section 3.11 of this Agreement ("Zoran IP Losses") until the aggregate amount of all Zoran IP Losses under all claims arising out of Section
3.11 shall exceed $100,000; PROVIDED, HOWEVER, that if the aggregate amount of Zoran Losses in respect of such claims exceeds the $100,000, the shareholders of PixelCam shall indemnify such member or members of the Zoran Group for all Zoran IP Losses (including the initial $100,000) in respect of such claims.

                  (d) The obligation of the shareholders of PixelCam to indemnify members of the Zoran Group for a Zoran Loss under this Article IX is subject to the condition that the Principal Shareholders shall have received written notice of an Indemnification Claim (as defined in Section 9.3 hereof) for such Zoran Loss on or before the Termination Date.

                  (e) The provisions of Section 9.2(b) and (c) above and 9.5 below shall not limit, in any manner, (i) any remedy at law or in equity to which any member of the Zoran Group shall be entitled against PixelCam or any shareholder of PixelCam as a result of willful fraud or intentional misrepresentation by PixelCam, any shareholder of PixelCam or any of their respective representatives, (ii) any rights that Zoran may have under federal or state securities laws or (iii) the applicability of the conditions to the issuance of the 2000 Contingency Shares set forth in Section 2.3 hereof or the provisions for determining the 2001 Contingency Amount set forth in Section 2.4 hereof.

                  (f) Except as set forth in clause (i) of Section 9.2(d), each shareholder of PixelCam shall be liable for Zoran Losses only to the extent of such shareholder's Proportionate Interest (as defined in the Escrow Agreement) in the aggregate Escrow Shares.

                  (g) The amount of Zoran Losses shall be computed after giving effect to the receipt of any insurance proceeds and tax benefits with respect thereto.

                  (h) Notwithstanding any other provision of this Agreement, the shareholders of PixelCam shall indemnify, defend and hold harmless the Zoran Group from, against, for and in respect of any and all losses, damages, costs and expenses, including reasonable legal fees and expenses, which any member of the Zoran Group may sustain or incur in connection with any claims, suits, actions, investigations, proceedings, demands or judgments whether now known or unknown initiated by or on behalf of any former employee of PixelCam based on any action arising from or relating to the employee-employer relationship, including but not limited to violations of state or federal law regarding the relationship between employers and employees prior to the Closing that are disclosed in the PixelCam Disclosure Schedule ("Employment Losses"), to the extent Employment Losses exceed $50,000 in the aggregate.

         SECTION 9.3 PROCEDURES FOR INDEMNIFICATION.

                  (a) As used in this Article IX, the term "Indemnitee" means the member or members of the Zoran Group seeking indemnification hereunder.

                  (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to the Principal Shareholders and the

Escrow Agent requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Zoran Losses and, in the case of a Third Party Claim (as defined in Section 9.4), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

                  (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 hereof shall be observed by Indemnitee and the Principal Shareholders.

                  (d) The Escrow Agent will not release any Escrow Shares held in the Escrow Account pursuant to an Indemnification until such Indemnification Claim has been resolved in accordance with Section 9.5 below.

         SECTION 9.4 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article IX (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

                  (a) Indemnitee shall give the Principal Shareholders and the Escrow Agent written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and the Principal Shareholders may, subject to the prior written consent of Zoran, undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. If, however, the Principal Shareholders fail or refuse to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Principal Shareholders by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to
Section 9.5, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 9.3(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to the Principal Shareholders or the Escrow Agent of a Third Party Claim shall not release the shareholders of PixelCam from their obligations hereunder, except to the extent they are prejudiced by such failure.

                  (b) Indemnitee and the Principal Shareholders shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

                  (c) Unless the Principal Shareholders have failed to fulfill their obligations under this Article IX, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Principal Shareholders, which consent shall not be unreasonably withheld or delayed. If the Principal Shareholders have assumed the defense of a Third Party Claim as contemplated by this Section 9.4, no settlement of such Third Party Claim may be made by the Principal Shareholders without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed.

         SECTION 9.5 MANNER OF INDEMNIFICATION.

                  (a) To provide a fund against which members of the Zoran Group may assert claims of indemnification under this Article IX, the Escrow Shares shall be withheld and deposited into Escrow pursuant to the Escrow Agreement in accordance with the provisions of Section 2.8 hereof. The Escrow Shares so deposited shall be held and distributed in accordance with the Escrow Agreement.

                  (b) Each claim for indemnification asserted against the shareholders of PixelCam pursuant to this Article IX shall be made only in accordance with the Escrow Agreement, subject to the provisions of Section 9.2(d) hereof.

         SECTION 9.6 PRINCIPAL SHAREHOLDERS. For purposes of this Agreement, the PixelCam Shareholders, without any further action on the part of any such shareholder, shall be deemed to have consented to the appointment of the Principal Shareholders as the attorneys-in-fact for and on behalf of each such shareholder, and the taking by the Principal Shareholders of any and all actions and the making of any decisions required or permitted to be taken by them under this Agreement, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement, (ii) authorize delivery to Zoran of the Escrow Shares, or any portion thereof, in satisfaction of Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, (iv) resolve any Indemnification Claims and (v) take all actions necessary in the judgment of the Principal Shareholders for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Principal Shareholders have unlimited authority and power to act on behalf of each PixelCam Shareholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. The PixelCam Shareholders will be bound by all actions taken by the Principal Shareholders in connection with this Agreement, and Zoran shall be entitled to rely on any action or decision of the Principal Shareholders. The Principal Shareholders will incur no liability with respect to any action taken or suffered by them in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Principal Shareholders may rely on the advice of counsel, and the Principal Shareholders will not be liable to anyone for anything done, omitted or suffered in good faith by the Principal Shareholders based on such advice. Except as expressly provided herein, the Principal Shareholders will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to them. At any time during the term of the Escrow Agreement, holders of a majority of the Escrow Shares may, by written consent, appoint a new representative or representatives as Principal Shareholder by sending notice and a copy of the written consent appointing such new Principal Shareholder signed by holders of a majority of the Escrow Shares to Zoran and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Zoran and the Escrow Agent.

         SECTION 9.7 INDEMNIFICATION BY ZORAN. Subject to the terms and conditions contained herein, Zoran shall indemnify, defend and hold harmless the shareholders of PixelCam from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which the shareholders of the Company may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Zoran in this Agreement,

         SECTION 9.8 CONTESTED CLAIMS.

                  (a) Each claim by Zoran pursuant to Section 9.2 hereof or claim by the shareholders of PixelCam pursuant to Section 9.7 hereof (each, a "Contested Claim") will be settled by binding arbitration pursuant to Section 9.8(c) hereof unless otherwise agreed by the Principal Shareholders and Zoran. Any portion of the Indemnification Claim which is not contested shall be resolved as set forth in Section 5(b) of the Escrow Agreement. The final decision of the arbitrator shall be furnished to the Escrow Agent, the Principal Shareholders and Zoran in writing and will constitute a conclusive determination of the issue in question, binding upon PixelCam, the shareholders of PixelCam and Zoran and shall not be contested or appealed by any of them. After notice that the Indemnification Claim is contested by the Principal Shareholders, the Escrow Agent will continue to hold in the Escrow Fund Escrow Shares having a value sufficient to cover such Indemnification Claim, as determined pursuant to
Section 2 of the Escrow Agreement (notwithstanding the expiration of the Release
Date), until the earlier of (i) execution of a settlement agreement by Zoran and the Principal Shareholders setting forth a resolution of the Indemnification Claim, or (ii) receipt of a copy of the final award of the arbitrator.

                  (b) The number of Escrow Shares to be delivered or held in Escrow pursuant to a Contested Claim shall be equal to (i) the aggregate dollar amount of the Contested Claim as determined pursuant to this Section 9.8 divided by (ii) the value of the Escrow Shares on the Effective Date.

                  (c) Any Contested Claim shall be settled by arbitration in Palo Alto, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

                                    ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Zoran, to:

                                    Zoran Corporation
                                    3112 Scott Boulevard
                                    Santa Clara, CA 95054
                                    Attention: Chief Financial Officer
                                    Fax:    (408) 919-4123
                                    Tel:    (408) 919-4247

                                    with a copy to:

                                    Gray Cary Ware & Freidenrich LLP
                                    400 Hamilton Avenue
                                    Palo Alto, CA 94301
                                    Attention: Dennis C. Sullivan, Esq.
                                    Fax:    (650) 327-3699
                                    Tel:    (650) 833-2000

                  (b)      if to PixelCam, to

                                    PixelCam, Inc.
                                    1500 East Hamilton Avenue, Suite 211
                                    Campbell, CA 95008
                                    Attention: President
                                    Fax:    (408) 558-8262
                                    Tel:    (408) 558-8266

                                    with a copy to:

                                    Thelen Reid & Priest LLP
                                    101 Second Street, Suite 1800
                                    San Francisco, CA 94105
                                    Attention: Peter Feinberg, Esq.
                                    Fax:    (415) 369-8748
                                    Tel:    (415) 369-7327

                  (c)      if to the Principal Shareholders, to

                                    Kim Hailey
                                    16496 Hilow Road
                                    Los Gatos, CA 95032
                                    Fax:    (408) 356-9137
                                    Tel:    (408) 356-1588

                                    Shawn Hailey
                                    Santolina
                                    1781 Santa Lucia Drive
                                    San Jose, CA 95125
                                    Fax:    (408) 265-3774
                                    Tel:    (408) 267-5259

                                    Kevin Brehmer
                                    PixelCam, Inc.
                                    1500 E. Hamilton Avenue, Suite 211
                                    Campbell, CA 95008
                                    Fax:    (408) 558-8262
                                    Tel:    (408) 558-8266

                                    with a copy to:

                                    Thelen Reid & Priest LLP
                                    101 Second Street, Suite 1800
                                    San Francisco, CA 94105
                                    Attention: Peter Feinberg, Esq.
                                    Fax:    (415) 369-8748
                                    Tel:    (415) 369-7327

         SECTION 10.2 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June ___, 2000. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

         SECTION 10.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         SECTION 10.4 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         SECTION 10.5 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

         SECTION 10.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

         SECTION 10.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 10.8 THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that (i) the persons who are shareholders of PixelCam immediately prior to the Effective Time (and their successors and assigns) are express intended third party beneficiaries of Articles I and II, Sections 6.2, 6.4 and 6.9 and Article IX, (ii) the persons who hold PixelCam Options immediately prior to the Effective Time (and their lawful successors and assigns) are express intended third party beneficiaries of
Section 6.11, (iii) each of the foregoing persons is an express intended third party beneficiary of Article X, to the extent relevant to any of the foregoing, and as such are entitled to rely on the provisions hereof as if a party hereto.

         IN WITNESS WHEREOF, Zoran, Sub and PixelCam have caused this Agreement to be signed by their respective officers thereunto duly authorized, and the Principal Shareholders have signed this Agreement, as of the date first written above.

PIXELCAM, INC.                             ZORAN CORPORATION

By:                                        By:
   --------------------------------------  -------------------------------------
Title:                                     Title:
   --------------------------------------  -------------------------------------


PRINCIPAL SHAREHOLDERS                     GRAPE ACQUISITION CORP.


                                           By:
-----------------------------------------     ----------------------------------
Kim Hailey
                                           Title:
-----------------------------------------        -------------------------------
Shawn Hailey

-----------------------------------------
Kevin Brehmer

                                    EXHIBIT B

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT is made and entered into as of June __, 2000, by and among Zoran Corporation, Delaware corporation ("Zoran"), U.S. Bank Trust, National Association (the "Escrow Agent"), and Kim Hailey, Shawn Hailey and Kevin Brehmer (collectively, the "Principal Shareholders") for and on behalf of the shareholders (the "Shareholders") and option holders (the "Option Holders" or, collectively with the Shareholders, the "Securityholders") of PixelCam, Inc., a California corporation ("PixelCam").

                                 R E C I T A L S

         A. Pursuant to that certain Agreement and Plan of Reorganization dated as of June __, 2000 (the "Plan of Reorganization"), Zoran will issue to the Shareholders shares of Zoran Common Stock, $.001 par value ("Zoran Common Stock"), pursuant to the merger (the "Merger") of Grape Acquisition Corp., a California corporation and wholly-owned subsidiary of Zoran ("Sub"), with and into PixelCam and may issue additional shares of Zoran Common Stock to the Option Holders upon exercise of Assumed Options (as defined in the Plan of Reorganization);

         B. Pursuant to Article IX of the Plan of Reorganization, a copy of which is attached hereto as Appendix I and incorporated herein by reference, the Shareholders have agreed to indemnify Zoran and other members of the Zoran Group (as therein defined) with respect to inaccuracies in or breaches of representations, warranties or covenants made by PixelCam in the Plan of Reorganization and certain other matters; and

         C. In accordance with the Plan of Reorganization, the parties desire to establish an escrow for the purpose of providing a fund against which Zoran (on behalf of itself and other members of the Zoran Group) may seek indemnification under the Plan of Reorganization.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual obligations herein, the parties agree as follows:

         1. ESTABLISHMENT OF ESCROW. At the Closing (as defined in the Plan of Reorganization), or as soon thereafter as practicable, Zoran shall deliver to the Escrow Agent for deposit into escrow (the "Escrow") certificates representing an aggregate of _______ shares of Zoran Common Stock otherwise distributable to the Shareholders in the Merger (the "Escrow Shares"). The Escrow Shares so delivered to the Escrow Agent and any other securities, cash or other property from time to time held by the Escrow Agent pursuant to the terms hereof is herein referred to as the "Escrow Fund." The Escrow Agent agrees to accept the Escrow Shares and to hold the Escrow Fund in escrow subject to the terms and conditions of this Agreement.

         2. MAINTENANCE OF THE ESCROW. The Escrow Agent shall establish a separate account for each Securityholder showing the number of Escrow Shares and the amount and type of other property, if any, held in the Escrow for such Securityholder on the basis of a list of the Securityholders' respective ownership percentage provided to the Escrow Agent by the Principal Shareholders. The Escrow Agent shall maintain records showing each Securityholder's Proportionate Interest in the Escrow Fund and shall adjust each Securityholder's account to reflect distributions from, and additions or substitutions to, the property held for the account of such Securityholder in the Escrow. For purposes of this Agreement, each Securityholder's "Proportionate Interest" in the Escrow Fund as of a specific date shall be equal to the percentage that the value of the Escrow Shares and other property held for the account of such Securityholder in the Escrow bears to the value of all property held for the account of all Securityholders in the Escrow as of such date. For purposes of the provisions of this Agreement relating to indemnification and claims, the Escrow Shares shall be deemed to have a value equal to the average closing sale price of Zoran Common Stock (as quoted on the Nasdaq National Market and reported in THE WALL STREET JOURNAL) for the ten (10) trading days preceding the Effective Time (as defined in the Plan of Reorganization) (the "Value Date"). The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares required by this Agreement. Zoran shall cooperate with the Escrow Agent in promptly issuing, or causing its transfer agent to promptly issue, such stock certificates as shall be required to effect such transfers. All Escrow Shares and any other securities from time to time held in the Escrow Fund shall be registered in the name of the Escrow Agent or its nominee.

         3. PRINCIPAL SHAREHOLDERS. From and after the establishment of the Escrow as provided in Section 1 hereof, the Shareholders shall be represented by the Principal Shareholders, or their successors appointed in accordance with
Section 9.6 of the Plan of Reorganization, who shall have the duties and authority set forth in said section.

         4. DIVIDENDS, VOTING AND RIGHTS OF OWNERSHIP. Except for tax-free dividends paid in stock declared with respect to the Escrow Shares pursuant to
Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which shall be treated in the manner set forth in Section 1 hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be distributed currently to the Securityholders and, if distributed to the Escrow Agent, shall promptly be paid over to the Securityholders. Each Securityholder will have voting rights with respect to the Escrow Shares deposited in the Escrow with respect to such Securityholder so long as such Escrow Shares are held in escrow, and Zoran shall take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Securityholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement. Subject to the rights of Zoran and the other members of the Zoran Group under the Plan of Reorganization and this Agreement, all beneficial interest in the Escrow Fund shall be the property of the Securityholders from and after the Closing, and Zoran shall have no interest therein. None of the rights of the Securityholders hereunder shall be transferable except as otherwise provided by law. Each of the Securityholders shall be obligated for all federal, state or local taxes applicable to such Securityholder's interest in the Escrow Fund.

         5. CLAIMS FOR INDEMNIFICATION; DISPOSITION THEREOF.

                  (a) If an Indemnitee (as defined in the Plan of Reorganization) shall have any claim (a "Claim") for indemnification pursuant to
Article IX of the Plan of Reorganization, the Indemnitee or Zoran shall promptly deliver to the Principal Shareholders and the Escrow Agent an Indemnification Claim in accordance with Section 9.3 of the Plan of Reorganization Agreement.

                  (b) If the Principal Shareholders shall not have notified Zoran and the Escrow Agent objecting to the delivery of any of the Escrow Fund out of the Escrow to Zoran for application to such Claim within thirty (30) calendar days after delivery of such Indemnification Claim (determined in accordance with Section 14(d)), the Escrow Agent shall, as promptly as practicable following the expiration of such period, deliver out of the Escrow to Zoran the number of whole Escrow Shares having an aggregate value most nearly equal to the amount of such Claim.

                  (c) If the Principal Shareholders give notice to the Escrow Agent and Zoran objecting to the delivery of any of the Escrow Fund out of the Escrow to Zoran for application to a Claim (a "Contested Claim") within the thirty (30) calendar day period specified in Section 5(b) hereof, the Escrow Agent shall make no delivery to Zoran out of the Escrow Fund with respect to such Contested Claim until the rights of the Securityholders and the Indemnitee with respect thereto have been agreed upon between the Principal Shareholders and Zoran or until such rights are finally determined by arbitration pursuant to
Section 13 hereof. If the arbitrator in such proceeding shall determine that the Escrow Fund, or any part thereof, is to be delivered out of the Escrow to Zoran to satisfy such Contested Claim, the Escrow Agent shall, as promptly as practicable following receipt of such determination, deliver out of the Escrow to Zoran the number of whole Escrow Shares having an aggregate value most nearly equal to the amount of such Contested Claim.

                  (d) If Zoran is entitled to a delivery of shares out of the Escrow Fund pursuant to a Claim under this Section 5, then, as to each PixelCam Shareholder whose allocated Escrow Shares include unvested shares subject to a repurchase option, the Escrow Shares delivered to Zoran shall be drawn first from that shareholder's vested shares, and thereafter from the shareholder's unvested shares in the order in which such shares are scheduled to vest.

         6. DISTRIBUTION OF ESCROW FUND; TERMINATION OF ESCROW. The portion of the Escrow Fund not previously distributed in accordance with the terms of
Section 5 hereof shall be held by the Escrow Agent until ten (10) business days following the Termination Date (as defined in the Plan of Reorganization) (the "Release Date"). Notwithstanding the foregoing, there shall be retained in the Escrow the lesser of (i) the number of Escrow Shares having an aggregate value equal to 100% of the amount of all pending Claims asserted pursuant to Section 5 hereof and expenses reasonably estimated by Zoran to be necessary for the disposition of all such Claims, and (ii) the entire remaining Escrow Fund. The Escrow Fund not so distributed shall be retained by the Escrow Agent until all such pending Claims are resolved and the remaining Escrow Fund deliverable to any Zoran as a result thereof, if any, shall have been delivered to Zoran. Thereafter, the Escrow Agent shall, as promptly as practicable, deliver the remaining Escrow Fund to the Shareholders in accordance with their Proportionate Interests.

         7. TERM OF ESCROW AGREEMENT. This Agreement shall terminate upon the distribution by the Escrow Agent of all property held in the Escrow Fund.

         8. FEES OF THE ESCROW AGENT. The fees of the Escrow Agent, including
(i) the normal costs of administering the Escrow as set forth on the Fee Schedule attached hereto as APPENDIX II and (ii) all fees and costs associated with the administration of Claims, shall be paid by Zoran. In the event that the Escrow Agent renders any service hereunder not provided for herein or there is any assignment of any interest in the subject matter of the Escrow or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services.

         9. LIABILITY OF THE ESCROW AGENT. In performing any of its duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except in the event of gross negligence or willful misconduct on its part. The Escrow Agent shall not incur any such liability for
(i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine; nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any agent's authority. In addition, the Escrow Agent may consult with legal counsel in connection with its duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

         10. CONTROVERSIES. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of the Escrow, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, it may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in the Escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by it due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of the Escrow.

         11. INDEMNIFICATION OF ESCROW AGENT. Zoran and the Securityholders and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent, or incurred by it in connection with the performance of its duties under this Agreement, including but not limited to any arbitration or litigation arising from this Agreement or involving its subject matter. Nothing contained in this Section 11 shall impair the rights of the Securityholders and Zoran, as between themselves, including without limitation, their rights to enforce the provisions of Section 8 hereof with respect to the allocation of the Escrow Agent's fees.

         12. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the other parties; PROVIDED, HOWEVER, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows:
Zoran and the Principal Shareholders shall use their best efforts to agree on a successor Escrow Agent within thirty (30) days after receiving such notice. If the parties fail to agree on a successor Escrow Agent within such time, the Escrow Agent shall have the right to appoint a successor Escrow Agent authorized to do business in the State of California. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The predecessor Escrow Agent then shall be discharged from any further duties and liability under this Agreement.

         13. ARBITRATION.

                  (a) Each Contested Claim will be settled by binding arbitration pursuant to Section 13(c) hereof unless otherwise agreed by the Principal Shareholders and Zoran. Any portion of the Claim which is not contested shall be resolved as set forth in Section 5(b) hereof. The final decision of the arbitrator shall be furnished to the Escrow Agent, the Principal Shareholders and Zoran in writing and will constitute a conclusive determination of the issue in question, binding upon PixelCam, the Securityholders and Zoran and shall not be contested or appealed by any of them. After notice that the Claim is contested by the Principal Shareholders, the Escrow Agent will continue to hold in the Escrow Fund Escrow Shares having a value sufficient to cover such Claim, as determined pursuant to Section 2 hereof (notwithstanding the expiration of the Release Date), until the earlier of (i) execution of a settlement agreement by Zoran and the Principal Shareholders setting forth a resolution of the Indemnification Claim, or (ii) receipt of a copy of the final award of the arbitrator.

                  (b) The number of Escrow Shares to be delivered or held in Escrow pursuant to a Contested Claim shall be equal to (i) the aggregate dollar amount of the Contested Claim as determined pursuant to this Section 13 divided by (ii) the value of the Escrow Shares on the Value Date, as determined pursuant to Section 2 hereof.

                  (c) Any Contested Claim shall be settled by arbitration in Palo Alto, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

         14. MISCELLANEOUS.

                  (a) ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  (b) SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

                  (c) ENTIRE AGREEMENT. This Agreement, the Appendices hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                  (d) NOTICES. No notice or other communication shall be deemed given unless sent in the manner, and to the persons, specified in this Section 14(d). All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the day after dispatch if sent by overnight courier, or (iii) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses:

                  To the Escrow Agent:    U.S. Bank Trust, National Association
                                          One California Street, Suite 2550
                                          San Francisco, CA  94111
                                          Facsimile:  (415) 273-4591
                                          Attn:  Ann Gadsby

                             To Zoran:    Zoran Corporation
                                          3112 Scott Boulevard
                                          Santa Clara, California  95054
                                          Facsimile:  (408) 919-4122
                                          Attn:  President

                       with a copy to:    Gray Cary Ware & Freidenrich LLP
                                          400 Hamilton Avenue
                                          Palo Alto, California  94301
                                          Facsimile:  (650) 327-3699
                                          Attn:  Dennis C. Sullivan, Esq.

        To the Principal Shareholders:    Kim Hailey
                                          16496 Hilow Road
                                          Los Gatos, California  95032
                                          Facsimile:  (408) 356-9137

                                          Shawn Hailey
                                          Santolina
                                          1781 Santa Lucia Drive
                                          San Jose, CA  95125
                                          Facsimile:   (408) 265-3774

                                          Kevin Brehmer
                                          PixelCam, Inc.
                                          1500 East Hamilton Avenue, Suite 211
                                          Campbell, CA  95008
                                          Facsimile:  (408) 558-8262

                    with a copy to:       Thelen Reid & Priest LLP
                                          101 Second Street, Suite 1800
                                          San Francisco, CA  94105
                                          Facsimile:  (415) 369-8748
                                          Attn:  Peter Feinberg, Esq.

Any party may change its address for such communications by giving notice thereof to the other parties.

                  (e) OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

                  (f) AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

                  (g) FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  (h) ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

                  (i) GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                  (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.






            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



ZORAN CORPORATION


By:
   ---------------------------------
Title:
      ------------------------------

U.S. BANK TRUST, NATIONAL ASSOCIATION


By:
   ---------------------------------
Title:
      ------------------------------


PRINCIPAL SHAREHOLDERS:


------------------------------------
Kim Hailey


------------------------------------
Shawn Hailey


------------------------------------
Kevin Brehmer

                                   APPENDIX I


                      AGREEMENT AND PLAN OF REORGANIZATION

                                   APPENDIX II


                                  FEE SCHEDULE

                                    EXHIBIT E

                            NONCOMPETITION AGREEMENT

         THIS NONCOMPETITION AGREEMENT is made and entered into this ___ day of June 2000, by and between Kevin Brehmer, an individual ("Shareholder"), and Zoran Corporation, a Delaware corporation ("Zoran"). For the purposes of this Agreement, "Zoran" shall be deemed to include Zoran and its majority owned direct and indirect subsidiaries that operate the Business of PixelCam (as hereinafter defined) during the term of this Agreement.

                                    RECITALS

         A. PixelCam, Inc., a California corporation ("PixelCam"), is engaged throughout the United States of America and the world in the business of designing and marketing CMOS image sensors and integrated lens/sensor modules for digital still and video-camera products used in a wide variety of consumer and commercial applications (the "Business of PixelCam");

         B. Pursuant to that certain Agreement and Plan of Reorganization (the "Reorganization Agreement") dated June 28, 2000 by and among Zoran, Grape Acquisition Corp., a California corporation and wholly-owned subsidiary of Zoran ("Sub"), and PixelCam, Zoran is acquiring PixelCam through a merger of Sub with and into PixelCam (the "Merger") pursuant to which PixelCam, as the surviving corporation, will continue to operate the Business of PixelCam as a wholly-owned subsidiary of Zoran;

         C. Shareholder is the beneficial owner of shares of capital stock of PixelCam and is an officer or a key employee of PixelCam;

         D. Shareholder has been actively involved in the design, development and/or marketing of PixelCam's products, including the management of a key function within PixelCam; and

         E. In consideration of and as an inducement to Zoran and Sub to consummate the Merger, Shareholder, intending to be bound hereby, has agreed to execute this Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. COVENANT NOT TO COMPETE. Shareholder agrees that, for a period of three (3) years from the effective time of the Merger and for so long thereafter as he is employed by or serves as a consultant to Zoran (the "Noncompetition Period"), he will not, directly or indirectly, individually or as an owner, partner, shareholder, joint venturer, corporate officer, director, employee, consultant, principal, agent, trustee or licensor, or in any other similar capacity whatsoever of or for any person, firm, partnership, company or corporation (other than Zoran), (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of (i) any business that competes with the Business of PixelCam (whether through stand-alone products or broader products that include equivalent functionality), and/or (ii) any business engaged in the research, development, design, marketing, sales, manufacture or licensing of products that are or would be competitive with the Business of PixelCam; (b) accept employment with a customer of PixelCam with the intent or purpose of depriving PixelCam of business performed by PixelCam by transferring such business to a department, division or affiliate of the customer or to a third party; or (c) request or advise any of the customers, suppliers or other business contacts of PixelCam with which Shareholder had contact while employed by PixelCam to withdraw, curtail, cancel or not increase their business with PixelCam. Notwithstanding the foregoing, Shareholder is permitted to own as a passive investor up to a five percent (5%) interest in any publicly traded entity. Shareholder agrees to notify Zoran within 24 hours of each employment or consulting position he accepts during the Noncompetition Period (including the name and address of the hiring party) and will, upon request by Zoran, describe in reasonable detail the nature of his duties in each such position.

         2. NONSOLICITATION OF EMPLOYEES AND CONSULTANTS. During the Noncompetition Period, Shareholder agrees that he will not directly or indirectly solicit, influence, entice or encourage any person who at such time is, or who at any time in the six (6) month period prior to such time had been, an employee of or consultant to Zoran or PixelCam to cease or curtail his or her relationship with such company.

         3. NONDISRUPTION; OTHER MATTERS. During the Noncompetition Period, Shareholder agrees that he will not directly or indirectly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Zoran or PixelCam, on the one hand, and any of their respective customers, suppliers or employees, on the other hand.

         4. EQUITABLE RELIEF. Shareholder acknowledges and agrees that Zoran's remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Shareholder agrees that, in the event of such breach, in addition to any remedies at law it may have, Zoran, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Shareholder further acknowledges that should Shareholder violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Zoran and that in addition to any other remedies it may have, Zoran shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

         5. ACKNOWLEDGEMENT. Each of Shareholder and Zoran acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each party further acknowledges that Zoran would not enter into the Reorganization Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect the value of PixelCam to Zoran.

         6. SEPARATE COVENANTS. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America, one for each province of Canada, and one for each country outside the United States and Canada.

         7. SEVERABILITY. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, and nonhiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of Zoran and PixelCam and not unduly restrictive upon Shareholder. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability.

         8. NOT AN EMPLOYMENT AGREEMENT. This Agreement is not, and nothing in this Agreement shall be construed as, an agreement to provide employment to Shareholder. The provisions of Paragraphs 1, 2, and 3 of this Agreement shall be operative regardless of the reasons for any termination of Shareholder's employment and regardless of the performance or nonperformance by any party under any other section of this Agreement, except as specifically provided in Paragraph 1(b) hereof.

         9. GOVERNING LAW. This Agreement is made under and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California. All disputes arising under this Agreement shall be brought in the federal and state courts located in Santa Clara County, California, as permitted by law, and each of the parties hereby consents to the personal jurisdiction, service of process and venue of such courts.

         10. ENTIRE AGREEMENT. This Agreement, together with the Reorganization Agreement, constitutes and contains the entire agreement and understanding concerning the subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the Reorganization Agreement.

         11. NOTICES. Any notice or other communication under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

                  If to Shareholder:        Kevin Brehmer
                                            PixelCam, Inc.
                                            1500 E. Hamilton Avenue, Suite 211
                                            Campbell, CA 95008

                  If to Zoran:              Zoran Corporation
                                            3112 Scott Boulevard
                                            Santa Clara, CA 95054
                                            Attn:  President

                  with a copy to:           Gray Cary Ware & Freidenrich LLP
                                            400 Hamilton Avenue
                                            Palo Alto, CA  94301
                                            Attn: Dennis C. Sullivan

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

         12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

         13. AMENDMENTS; NO WAIVER.

                  (a) No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

                  (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         14. ASSIGNMENT. This Agreement may be assigned by Zoran to any affiliate of Zoran or to any nonaffiliate of Zoran that shall succeed to the business and assets of Zoran or PixelCam or the Business of PixelCam. In the event of any such assignment, Zoran shall cause such affiliate or nonaffiliate, as the case may be, to assume the obligations of Zoran hereunder, by a written agreement addressed to Shareholder, concurrently with any assignment with the same effect as if such assignee were "Zoran" hereunder. This Agreement is personal to Shareholder, and Shareholder may not assign any rights or delegate any responsibilities hereunder.

         15. HEADINGS. The headings of paragraphs in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

         16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.







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                                       5

                                   EXHIBIT E

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                                      ------------------------------------------
                                      Kevin Brehmer


                                      ZORAN CORPORATION


                                      By:
                                         ---------------------------------------

                                      Title:
                                            ------------------------------------